Exhibit 3.1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

REGENCY ENERGY PARTNERS LP

A DELAWARE LIMITED PARTNERSHIP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF REGENCY ENERGY PARTNERS LP (this “Agreement”), dated as of April 30, 2015, is entered into by Regency GP LP, as the general partner (the “General Partner”), and Energy Transfer Partners, L.P., as the limited partner (the “Limited Partner”) of Regency Energy Partners LP (the “Partnership”) on behalf of itself and the limited partners of the Partnership. The Partnership was previously formed by the General Partner and Regency Acquisition LP, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”).

Pursuant to Section 13.2 of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 3, 2006 (as amended, the “A&R Partnership Agreement”), the General Partner and the Limited Partner hereby amend and restate the A&R Partnership Agreement in its entirety as follows:

1. Name. The name of the limited partnership formed hereby is Regency Energy Partners LP (the “Partnership”).

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:

Regency GP LP

3738 Oak Lawn Avenue

Dallas, TX 75219

Limited Partner:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

6. Powers. The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

8. Capital Contributions. The partners of the Partnership have contributed such amounts to the capital of the Partnership as are reflected on the books and records of the Partnership.

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

11. Taxes. The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation§ 301.7701-3.

12. Assignments.

(a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14. Admission of Additional or Substitute Partners.

(a)	One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b)	One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

15. Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

REGENCY GP LP

By:	Regency GP LLC, its general partner

By:	/s/ Thomas P. Mason
	Name:	Thomas P. Mason
	Title:	Senior Vice President, General Counsel and Secretary

LIMITED PARTNER:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
	Name:	Thomas P. Mason
	Title:	Senior Vice President, General Counsel and Secretary